Exhibit 5.2

[OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

December 3, 2013

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, CT 06053

Re:	Stanley Black & Decker, Inc. – Equity Units

Ladies and Gentlemen:

We have acted as special New York counsel to Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), in connection with the Underwriting Agreement, dated November 25, 2013 (the “Underwriting Agreement”), between the Company and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of 3,450,000 Equity Units (the “Equity Units”), including 450,000 Equity Units pursuant to the option granted to the Underwriters to purchase up to an additional 450,000 Equity Units to cover over-allotments. Each Equity Unit initially consists of a unit referred to as a Corporate Unit with stated amount of $100 comprising of (i) a Common Stock Purchase Contract (each a “Purchase Contract” and, collectively, the “Purchase Contracts”), issued under a Purchase Contract and Pledge Agreement, dated as of the date hereof (the “Purchase Contract Agreement”), by and among the Company, The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent (the “Purchase Contract Agent”) and HSBC Bank USA, National Association, as Collateral Agent, Custodial Agent and Securities Intermediary (the “Collateral Agent”) and (ii) a 10% undivided interest in a $1,000 principal amount junior subordinated note due 2018 (each a “Note” and, collectively, the “Notes”). The holders of the Corporate Units pledged their interests in the Notes constituting a part of the Corporate Units to the Collateral Agent, under the Purchase Contract Agreement, to secure their obligations under the Purchase Contracts.

Pursuant to the Purchase Contract Agreement, (a) a Corporate Unit can be converted into a “Treasury Unit” (as defined in the Purchase Contract Agreement) by substituting a U.S. treasury security for the Note constituting a part of the Corporate

Stanley Black & Decker, Inc.

December 3, 2013

Unit, and a Corporate Unit can be recreated from a Treasury Unit by substituting a Note for the U.S. treasury security constituting a part of the Treasury Unit, in each case subject to certain conditions, and (b) a Corporate Unit may be converted into a “Cash Settled Unit” (as defined in the Purchase Contract Agreement), during specified periods by substituting cash equal to the aggregate principal amount of the Notes constituting a part of the Corporate Unit.

The Notes constituting a part of the Corporate Units were issued and authenticated pursuant to the junior subordinated indenture, dated as of November 22, 2005 (the “Initial Indenture”), as supplemented by the Fourth Supplemental Indenture thereto, dated as of the date hereof (the “Supplemental Indenture” and, together with the Initial Indenture, the “Indenture”) between the Company and HSBC Bank USA, National Association, as trustee (the “Trustee”). The Underwriting Agreement, the Note Certificates (as defined below), the Indenture, the Global Certificates (as defined below) and the Purchase Contract Agreement are referred to herein collectively as the “Transaction Documents.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a) the registration statement on Form S-3 (File No. 333-178017) of the Company relating to stock purchase units and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act on November 16, 2011, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), and Post-Effective Amendment No. 1 thereto, filed with the Commission on June 27, 2013, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b) an executed copy of the Underwriting Agreement;

(c) an executed copy of the Indenture;

(d) an executed copy of the Purchase Contract Agreement;

Stanley Black & Decker, Inc.

December 3, 2013

(e) the global certificates evidencing the Notes (the “Note Certificates”) registered in the name of Cede & Co. and the Purchase Contract Agent in the form delivered by the Company to the Trustee for authentication and delivery; and

(f) the global certificate evidencing each of the Corporate Units, the Treasury Units and the Cash Settled Units, each registered in the name of Cede & Co. (collectively, the “Global Certificates”), in the form delivered by the Company to the Purchase Contract Agent for authentication and delivery.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, including the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except to the extent expressly set forth in our opinion below, the validity and binding effect thereof on such parties. We have also assumed that the Company has been duly organized and is validly existing in good standing, and has requisite legal status and legal capacity, under the laws of its jurisdiction of organization and that the Company has complied and will comply with all aspects of the laws of all relevant jurisdictions (including the laws of the State of Connecticut) in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents, other than the laws of the State of New York insofar as we express our opinion herein. We have also assumed that the terms of the Notes, the Corporate Units, the Treasury Units and the Cash Settled Units have been established so as not to, and that the execution and delivery by the Company of the Transaction Documents and the performance by the Company of its obligations thereunder, do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties are subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements and instruments which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K), (ii)

Stanley Black & Decker, Inc.

December 3, 2013

any law, rule, or regulation to which the Company or any of its properties are subject (except that we do not make the assumption set forth in this clause (ii) with respect to the Opined-on Law (as defined below)), (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinions set forth herein are limited to those laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined-on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined-on Law or as to the effect of any such non-Opined-on Law on the opinions herein stated.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Notes and the Purchase Contracts forming part of the Corporate Units constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions set forth above are subject to the following further qualifications, assumptions and limitations:

(a) the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(b) to the extent any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, our opinions stated herein are rendered solely in reliance upon New York General Obligations Law sections 5-1401 and 5-1402 and Rule 327(b) of New York Civil Practice Law and Rules and are subject to the qualification that such enforceability may be limited by, in each case, the terms of such sections 5-1401 and 5-1402, as well as by principles of public policy, comity or constitutionality.

Stanley Black & Decker, Inc.

December 3, 2013

Donald Riccitelli, Corporate Counsel of the Company, may rely on this opinion, subject to the limitations and assumptions set forth in this opinion, as if it were addressed to them, in rendering his opinion dated the date hereof, which is to be filed herewith as Exhibit 5.1 to the Company’s Current Report on Form 8-K.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Company’s Current Report on Form 8-K, dated the date hereof. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP